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                                                                   Exhibit 10.36


                          SECURITIES PURCHASE AGREEMENT


                  THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of March 31, 1999, is between THE TESSERACT GROUP, INC., a Minnesota corporation ("Company"), and PIONEER VENTURE FUND, L.L.C., a Delaware limited liability company ("Buyer").


                                    RECITALS

                  A. Company has issued, in favor of Buyer, that certain 12% Note Due April 2, 1999, in the aggregate principal amount of $848,822.65 (the "Interim Note"), of which $50,000 was paid on April 2, 1999.

                  B. In substitution for the Interim Note and to raise additional capital for general corporate purposes Company has authorized an issue of not more than ten (10) of its 12% Convertible Notes due September 30, 1999, in a maximum aggregate principal amount of $5,000,000.

                  C. Company has also authorized the issuance of warrants to purchase an aggregate of 400,000 shares of its common stock at $3.00 per share.

                  D. Company wishes to issue to Buyer and Buyer wishes to purchase from Company such convertible notes and one or more of such warrants, all upon the terms and subject to the conditions of this Agreement.

                  NOW THEREFORE, in consideration of the above premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    AGREEMENT


                                   ARTICLE 1.

                         DEFINITIONS AND INTERPRETATION

                  1.1 GENERAL DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
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                  "AFFILIATE" means, with respect to any Person, any other
Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that Buyer shall not be deemed an Affiliate of Company.

                  "ANCILLARY AGREEMENTS" means the Convertible Notes, the Warrants, the Registration Rights Agreement and all other agreements, instruments and documents being or to be executed and delivered to Buyer under this Agreement or in connection herewith.

                  "BUYER" means Pioneer Venture Fund, L.L.C.

                  "BUYER GROUP MEMBER" means Buyer and any Affiliates of Buyer and their respective successors and assigns hereunder or under any Convertible Note or Warrant, each of which shall be an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

                  "CHANGE OF CONTROL" means either of the following: (a) any person or group of persons (within the meaning of the Exchange Act) shall have acquired, whether by merger or otherwise, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the issued and outstanding shares of capital stock of Company having the right to vote for the election of directors of Company under ordinary circumstances; (b) any sale by Company, other than in the ordinary course of business, of 50% or more of the assets or properties of Company in one transaction or a series of related transactions; or (c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Company (together with any new directors whose election by the board of directors of Company or whose nomination for election by the stockholders of Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office

                  "CLOSING" means any closing of an issuance by Company of Convertible Notes and the purchase of such Convertible Notes by Buyer.

                  "CLOSING DATE" has the meaning set forth in Section 2.2.

                  "COMMON STOCK" means (i) the common stock, $0.01 par value per share, of Company, and (ii) shares of capital stock of Company issued in respect of or in exchange for shares of such Common Stock in connection with any stock dividend or distribution, stock split-up, recapitalization, recombination or exchange by Company generally of shares of such Common Stock.

                  "CONVERSION PRICE" shall mean the price per share of Common Stock equal to the lesser of (a) $1.00 and (b) the Current Market Price as of any date of determination.


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                  "CONVERTIBLE NOTE" means one or more of Company's 12%
Convertible Notes due September 30, 1999, each in the form of Exhibit A attached hereto.

                  "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

                  "CURRENT MARKET PRICE" means the lowest sale price for Common Stock reported on the Nasdaq National Market during the 30 trading days prior to any date of determination.

                  "DEFAULT" means any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "EVENT OF DEFAULT" has the meaning set forth in Section 7.3.

                  "EXCESS PROCEEDS OF ISSUANCE OF STOCK OR INDEBTEDNESS" shall mean cash proceeds received by Company at any time after the date hereof on account of the issuance of (i) Common Stock (other than upon (A) the exercise of a Warrant, (B) the conversion of a Convertible Note or (C) the exercise of stock options or warrants reflected in Section 3.2 or issued to employees, officers or directors of Company after the date hereof) or (ii) Indebtedness incurred to provide working capital or for general corporate purposes, in each case net of all transaction costs and underwriters' discounts with respect thereto.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute.

                  "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

                  "EXTENDED MATURITY DATE" means March 31, 2000.

                  "GOVERNMENTAL BODY" means any federal, state, local or other governmental authority or regulatory body.

                  "HOLDER" means the holder of any Convertible Note or Warrant.

                  "INDEBTEDNESS" of any Person shall mean all indebtedness of such Person for borrowed money or for the deferred purchase price of any asset or property of Company, payment for which is deferred six (6) months or more, but excluding obligations to trade


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creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith

                  "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

                  "MATERIAL ADVERSE EFFECT" means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of Company.

                  "MATERIAL AGREEMENTS" means those leases, contracts and other agreements to which Company is a party or to which Company or any of its properties or assets are bound (a) that are "material contracts" as defined in
Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act or (b) the breach or termination of which would have a Material Adverse Effect.

                  "MATURITY DATE" means September 30, 1999.

                  "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, company, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Body.

                  "PRINCIPAL AMOUNT" means, as of any date of determination and with respect to any Convertible Note, the then outstanding principal amount of such Convertible Note.

                  "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement, dated as of the date hereof, between Buyer and Company.

                  "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, environmental and occupational safety and health requirements) or common law.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor statute.

                  "SUBSIDIARIES" means any corporation, partnership, limited liability company, joint venture or other entity in which Company either (a) owns, or at any relevant time owned, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.


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                  "TERMINATION DATE" means the date as of which all obligations of Company then due and owing under this Agreement and all Ancillary Agreements have been paid in full and all Warrants have been exercised or have expired pursuant to their terms.

                  "WARRANT" means one or more warrants to purchase, at $3.00 per share, shares of Common Stock, each in the form of Exhibit B attached hereto

                  1.2      INTERPRETATION.

                           (a) References to a Person are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all the assets or properties of such Person or otherwise, as the case may be).

                           (b) References to a document are to it as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to it as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision).

                           (c) References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.

                           (d) References herein to the knowledge of a party or matters or information known to a party mean the actual knowledge or conscious awareness of the executive officers and directors of such party.

                           (e) The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

                           (f) The term "including" and correlative terms shall be deemed to be followed by "without limitation" whether or not followed by such words or words of like import and the word "or" is not exclusive.

                           (g) The term "hereof" and similar terms refer to this Agreement as a whole.

                           (h) The "date of" any notice or request given pursuant to this Agreement shall be determined in accordance with
         Section 10.4.


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                                   ARTICLE 2.

                    PURCHASE AND SALE OF SECURITIES; CLOSING

                  2.1 PURCHASE AND SALE OF CONVERTIBLE NOTES. Upon the terms and subject to the conditions of this Agreement, on each Closing Date from the date hereof until the Maturity Date, Company shall issue, sell, convey and deliver to Buyer, and Buyer shall purchase from Company, one or more Convertible Notes in an aggregate Principal Amount of up to $5,000,000. The Convertible Notes shall initially be due and payable on September 30, 1999; provided, that if the Principal Amount of a Convertible Note and accrued but unpaid interest thereon is not repaid on or prior to the Maturity Date, the date for repayment of the Principal Amount of such Convertible Note, together with accrued and unpaid interest thereon, shall be automatically extended to March 31, 2000, upon the delivery to Buyer of the Warrants described in Section 6.4 hereof.

                  2.2 CLOSING DATE. Each Closing shall take place upon the satisfaction of the conditions precedent applicable thereto set forth in Section
2.6 hereof, on a date to be determined by mutual agreement between Company and Buyer, at the offices of Sidley & Austin, 555 West Fifth Street, Los Angeles, California 90013, or at such other place as shall be agreed upon by Buyer and Company. The date on which any Closing is actually held is sometimes referred to herein as a "Closing Date."

                  2.3      INITIAL CLOSING.

                           (a) Subject to fulfillment or waiver of the conditions set forth in Section 2.6(b), at the initial Closing Buyer shall deliver all of the following:

                                      (i) The Initial Note, marked "Canceled."

                                      (ii) The certificate contemplated by
                  Section 2.6(a)(iii), duly executed by the President or any Vice President of Buyer.

                                      (iii) This Agreement and the Registration
                  Rights Agreement, duly executed by Buyer.

                           (b) Subject to fulfillment or waiver of the conditions set forth in Section 2.6(a), at the initial Closing Company shall deliver to Buyer all of the following:

                                      (i) This Agreement and the Registration
                  Rights Agreement, duly executed by Company;

                                      (ii) The certificates contemplated by
                  Sections 2.6(b)(i) and 2.6(b)(ii), duly executed by Company;


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                                      (iii) A signature and incumbency
                  certificate of the officers of Company executing any Convertible Note, Warrant or other Ancillary Agreement to be delivered by Company at such Closing, certified as of such Closing Date by Company's corporate secretary or an assistant secretary as being true, accurate, correct and complete;

                                      (iv) A Convertible Note in the aggregate
                  Principal Amount of $798,822.65 duly executed by Company and registered in the name of Buyer;

                                      (v) The facility fee of (A) $50,000 in
                  immediately available funds, which is 1% of the maximum aggregate Principal Amount of all Convertible Notes and which was paid on April 2, 1999 in partial payment of the Interim Note, and (B) a Warrant, duly executed by Company, to purchase 150,000 shares of Common Stock; and

                                      (vi) A duly executed original of an
                  opinion of Faegre & Benson LLP, counsel to Company, dated the initial Closing Date, in form satisfactory to Buyer.

                  2.4 BUYER'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Section 2.6(b), at each subsequent Closing Buyer shall deliver all of the following:

                           (a) The cash consideration for the Convertible Notes to be issued at such Closing, payable by wire transfer of immediately available funds in the manner and to the accounts set forth on Schedule 2.4(a).

                           (b) The certificate contemplated by Section
         2.6(a)(iii), duly executed by the President or any Vice President of Buyer.

                  2.5 COMPANY'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Section 2.6(a), at each subsequent Closing Company shall deliver to Buyer all of the following:

                           (a) The certificates contemplated by Sections 2.6(b)(i) and 2.6(b)(ii), duly executed by Company;

                           (b) A signature and incumbency certificate of the officers of Company executing any Convertible Note, Warrant or other Ancillary Agreement to be delivered by Company at such Closing (other than officers who are listed on a certificate previously delivered pursuant to Section 2.3(b)(iii)), certified as of such Closing Date by Company's corporate secretary or an assistant secretary as being true, accurate, correct and complete;


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                           (c) If applicable, one or more Warrants duly executed
         by Company; and

                           (d) A Convertible Note in an aggregate Principal Amount (together with all Convertible Notes then outstanding) not exceeding $5,000,000, duly registered in the name of Buyer.

                  2.6      CONDITIONS TO OBLIGATIONS AT CLOSING.

                           (a) The obligations of Company to issue and sell the Convertible Notes on any Closing Date pursuant to this Agreement shall, at the option of Company, be subject to the satisfaction of the following conditions: (i) there shall have been no material breach by Buyer, on or prior to such Closing Date, in the performance of any of its covenants and agreements herein; (ii) each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on such Closing Date as though made on such Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Company or any transaction contemplated by this Agreement; and (iii) there shall have been delivered to Company a certificate to such effect, dated such Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer, in addition to the other deliveries specified in
         Section 2.4.

                           (b) The obligations of Buyer to purchase Convertible Notes on any Closing Date pursuant to this Agreement shall, at the option of Buyer, be subject to the satisfaction of the following conditions:

                                    (i) (A) There shall have been no material
                  breach by Company, on or prior to such Closing Date, in the performance of any of its covenants and agreements herein or in any Ancillary Agreement; (B) each of the representations and warranties of Company contained or referred to herein or therein shall be true and correct in all material respects on such Closing Date as though made on such Closing Date, except for changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Article 6;
                  (C) as of such Closing Date and after giving effect to such Closing, no more than ten (10) Convertible Notes shall have been issued and the aggregate Principal Amount of all Convertible Notes shall not exceed $5,000,000; (D) after giving effect to such Closing, no Default or Event of Default under any Convertible Note shall have occurred and be continuing; and (E) there shall have been delivered to Buyer a certificate to such effect, dated such Closing Date, signed by Company, in addition to the other deliveries specified in
                  Section 2.5.


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                                    (ii) Between the date hereof and such
                  Closing Date, there shall have been (A) no material adverse change in the assets, business, operations, liabilities, profits or condition (financial or otherwise) of Company and
                  (B) no material damage to the assets or properties of Company by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated such Closing Date and signed by Company.


                                   ARTICLE 3.

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

                  As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Company represents and warrants to Buyer and covenants as follows:

                  3.1      AUTHORITY OF COMPANY.

                           (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

                           (b) Company has full power and authority to execute, deliver and perform this Agreement and all of the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Company have been duly authorized and approved by Company's board of directors and do not require any further authorization or consent of Company or its stockholders. This Agreement, when executed and delivered, is and will have been duly authorized, executed and delivered by Company and is and will be the legal, valid and binding obligation of Company enforceable in accordance with its terms, and each of the Ancillary Agreements to which Company is a party will, when executed and delivered, have been duly authorized by Company and, upon execution and delivery by Company, is and will be a legal, valid and binding obligation of Company enforceable in accordance with its terms.

                           (c) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Company or the consummation of any of the transactions contemplated hereby or thereby by Company, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an


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         event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the assets or properties of Company under (A) the charter or Bylaws of Company, (B) any note, instrument, Material Agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Company or is a party or to which any of the assets or properties of Company is subject or by which Company is bound, (C) any Court Order to which Company is a party or to which any of the assets or properties of Company is subject or by which Company is bound, or (D) any Requirements of Law affecting Company or its assets or properties; or
         (ii) require the approval, consent, authorization or act of, or the making by Company of any declaration, filing or registration with, any Person.

                  3.2 CAPITAL STRUCTURE OF COMPANY. As of the date hereof, the authorized capital stock of Company consists of 25,000,000 shares of Common Stock, of which 9,580,331 shares are issued and outstanding as of the date hereof, together with options to purchase 1,729,506 shares of Common Stock and warrants to purchase 300,742 shares of Common Stock; and 5,000,000 shares of preferred stock, of which 200,000 have been designated as Series A Senior Participating Preferred Shares and none of which are issued and outstanding. Except for this Agreement and the Ancillary Agreements or as disclosed herein or therein, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of Company, other than those disclosed in Company's periodic filings under the Exchange Act and stock options granted to employees, officers and directors. No holder of Common Stock has any preemptive, stock purchase or other rights to acquire Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

                  3.3 FINANCIAL STATEMENTS. Company has made available to Buyer its audited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of changes in financial position) for the two most recent fiscal years and its unaudited financial statements (balance sheet and profit and loss statement) for all fiscal quarters since the end of the last fiscal year. Such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied, and present fairly the financial position and results of operations of Company as of their respective dates and for the respective periods covered thereby. Except as set forth in the financial statements, Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1998, and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the financial statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Company. Except as disclosed in the financial statements, Company is not a guarantor or indemnitor of any Indebtedness of any other person, firm or corporation. Company maintains


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and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                  3.4 NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as previously disclosed to Buyer:

                           (a) there are no material lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Company, threatened against or affecting Company which, if determined adversely to Company, would have a Material Adverse Effect nor, to the knowledge of Company, is there any basis for any of the same, and there are no material lawsuits, suits or proceedings pending in which Company is the plaintiff or claimant which, if determined adversely to Company, would have a Material Adverse Effect;

                           (b) there is no material action, suit or proceeding pending or, to the knowledge of Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement and which, if determined adversely to Company, would have a Material Adverse Effect; and

                           (c) to the knowledge of Company, no legislative or regulatory proposal or other proposal for the change in any Requirements of Law or the interpretation thereof has been adopted or is pending which could reasonably be expected to have a Material Adverse Effect.

                  3.5 COMPLIANCE WITH LAWS. Company is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, judgments, orders and decrees applicable to it or its respective assets, properties, business or operations (including, without limitation, environmental and health and safety laws and U.S. customs laws and regulations), other than noncompliance which in the aggregate would not reasonably be expected to have a Material Adverse Effect. There does not exist any valid basis for any claims of default under or violation of any such statute, law, ordinance regulation, rule, judgment, order or decree which, if determined adversely to Company, would have a Material Adverse Effect.

                  3.6 CUSIP NUMBERS. Company shall obtain CUSIP numbers for the Convertible Notes and the Warrant within twenty (20) days after the date hereof.

                  3.7 PUBLIC TRADING OF COMMON STOCK. At all times from and after the date hereof and until the Termination Date, Common Stock shall be listed on a national securities exchange or admitted for trading on the Nasdaq National Market.

                  3.8 NO FINDER. Neither Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.


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                  3.9 DISCLOSURE. None of the representations or warranties of
Company contained in this Agreement and none of the other information or documents furnished to Buyer or any of its representatives by Company or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. All material information which has been made available to the board of directors of Company and is required, under applicable Requirements of Law, to be disclosed to the public has been so disclosed either in press releases issued by Company or in filings by Company with the Securities and Exchange Commission.


                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As an inducement to Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Company and agrees as follows:

                  4.1 ORGANIZATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted or proposed to be conducted.

                  4.2 AUTHORITY. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized and approved, and do not require any further authorization or consent of the governing body, or the partners of Buyer. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                  4.3 NO LITIGATION. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

                  4.4 NO FINDER. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.


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
                  4.5 DISCLOSURE. None of the representations or warranties of Buyer contained herein, and none of the other information or documents furnished to Company by Buyer or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                  4.6 INVESTMENT REPRESENTATION. The Convertible Notes and Warrants are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act or pursuant to an applicable exemption therefrom.


                                   ARTICLE 5.

                       CONVERSION OF THE CONVERTIBLE NOTES

                  5.1 CONVERSION PRIVILEGE. If any portion of the Principal Amount of a Convertible Note and accrued but unpaid interest thereon remains unpaid for more than fifteen (15) days after such amount becomes due and payable (whether upon the maturity thereof , by acceleration or otherwise), Buyer shall have the right, at Buyer's option, to convert, in accordance with the terms of the Convertible Notes and this Article 5, all or any part of the Principal Amount of such Convertible Note and accrued but unpaid interest thereon into shares of Common Stock.

                  5.2 CONVERSION PROCEDURE; CONVERSION PRICE; FRACTIONAL SHARES.

                           (a) Each Convertible Note shall be convertible at the principal executive office of Company, into fully paid and nonassessable shares (calculated to the nearest 1/100th of a share) of Common Stock. The Convertible Notes will be converted into shares of Common Stock at the Conversion Price therefor; provided that until any shareholder approval required by Section 6.5 is obtained, no more than 1,500,000 shares of Common Stock may be issued upon conversion of Convertible Notes. Company may, but shall not be required to, in connection with any conversion of Convertible Notes, issue a fraction of a share of Common Stock and, if Company shall determine not to issue any such fraction, Company shall make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Conversion Price.

                           (b) Before any Holder of a Convertible Note shall be entitled to convert such Convertible Note into Common Stock, such Holder shall surrender such Convertible Note duly endorsed or assigned to Company or in blank, at Company's principal executive office, accompanied by written notice of conversion stating that the Holder elects to convert such Convertible Note or, if less than the entire Principal Amount thereof and accrued but unpaid interest thereon is to be converted, the portion thereof to be converted, and shall state in writing therein the Principal Amount of

         Convertible Notes and accrued but unpaid interest thereon to be converted and the name or names (with addresses) in which Holder wishes the certificate or certificates for Common Stock to be issued; provided, however, that no Convertible Note or portion thereof shall be accepted for conversion unless the Principal Amount of such Convertible Note and accrued but unpaid interest thereon or such portion, when added to the Principal Amount of all other Convertible Notes and accrued but unpaid interest thereon or portions thereof then being surrendered by the Holder thereof for conversion, exceeds the then effective Conversion Price with respect thereto. If more than one Convertible Note shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock which shall be deliverable upon conversion shall be computed on the basis of the aggregate Principal Amount of the Convertible Notes (or specified portions thereof to the extent permitted thereby) so surrendered. Subject to the next succeeding sentence, Company will, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to such Holder's nominee or nominees, certificates for the number of shares of Common Stock to which Holder shall be entitled as aforesaid, together, subject to the last sentence of Section 5.2(a) above, with cash in lieu of any fraction of a share to which Holder would otherwise be entitled, should Company elect not to issue fractional shares. Company shall not be required to deliver certificates for shares of Common Stock while the stock transfer books for such stock are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books. A Convertible Note shall be deemed to have been converted as of the close of business on the date of the surrender of such Convertible Note for conversion as provided above and at such time the rights of the Holder of such Convertible Note as Holder shall cease; the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the Holder or Holders of record of such Common Stock immediately prior to the close of business on such date. In case any Convertible Note shall be surrendered for partial conversion, Company shall execute and deliver to or upon the written order of the Holder of the Convertible Note so surrendered, without charge to such Holder (subject to the provisions of Section 5.8) a new Convertible Note or Convertible Notes in authorized denominations in an aggregate Principal Amount equal to the unconverted portion of the surrendered Convertible Note.

                  5.3 ADJUSTMENT OF CONVERSION PRICE FOR COMMON STOCK. The Conversion Price with respect to any Convertible Note shall be adjusted from time to time as follows:

                           (a) In case Company shall, at any time or from time to time while any of such Convertible Notes are outstanding, (i) pay a dividend in shares of its Common Stock to holders of Common Stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (iv) make a distribution in shares of Common Stock to holders of Common Stock, then the Conversion Price in effect immediately before such action shall be adjusted so that the

         Holders of such Convertible Notes, upon conversion thereof into Common Stock immediately following such event, shall be entitled to receive the kind and amount of shares of capital stock of Company which they would have owned or been entitled to receive upon or by reason of such event if such Convertible Notes had been converted immediately before the record date (or, if no record date, the effective date) for such event. An adjustment made pursuant to this Section 5.3(a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective retroactively immediately after the effective date in the case of a subdivision or combination. For the purposes of this Section 5.3(a), each Holder of Convertible Notes shall be deemed to have failed to exercise any right to elect the kind or amount of securities receivable upon the payment of any such dividend, subdivision, combination or distribution (provided that if the kind or amount of securities receivable upon such dividend, subdivision, combination or distribution is not the same for each nonelecting share, then the kind and amount of securities or other property receivable upon such dividend, subdivision, combination or distribution for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares).

                           (b) In case Company shall, at any time or from time to time while any of such Convertible Notes are outstanding, issue rights or warrants to all holders of shares of its Common Stock entitling them (for a period expiring within 45 days after the record date for such issuance) to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share less than the Current Market Price of the Common Stock at such record date (treating the price per share of the securities convertible into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into Common Stock and (ii) any additional consideration initially payable upon the conversion of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible security), the Conversion Price with respect to such Convertible Notes shall be adjusted so that it shall equal the price determined by dividing the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are initially convertible), and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares or securities which the aggregate offering price of the total number of shares or securities so offered for subscription or purchase (or the aggregate purchase price of the convertible securities so offered plus the aggregate amount of any additional consideration initially payable upon conversion of such securities into Common Stock) would purchase at such Current Market Price of the Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

                           (c) In case Company shall, at any time or from time to time while any of such Convertible Notes are outstanding, distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which Company is the continuing corporation and the Common Stock is not changed or exchanged) cash, evidences of its Indebtedness, securities or assets (excluding (i) regular periodic cash dividends in amounts, if any, determined from time to time by the board of directors, (ii) dividends payable in shares of Common Stock for which adjustment is made under Section 5.3(a) or (iii) rights or warrants to subscribe for or purchase securities of Company (excluding those referred to in Section 5.3(b))), then in each such case the Conversion Price with respect to such Convertible Notes shall be adjusted so that it shall equal the price determined by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on the record date referred to below, and the denominator of which shall be such Current Market Price of the Common Stock less the then fair market value (as determined by the board of directors of Company, whose determination shall be conclusive) of the portion of the cash or assets or evidences of Indebtedness or securities so distributed or of such subscription rights or warrants applicable to one share of Common Stock (provided that such denominator shall never be less than 1.0); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of Company if a Holder of Convertible Notes would otherwise be entitled to receive such rights upon conversion at any time of such Convertible Notes into Common Stock unless such rights are subsequently redeemed by Company, in which case such redemption shall be treated for purposes of this Section 5.3(c) as a dividend on the Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution; and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such record date had not been fixed.

                           (d) In any case in which this Section 5.3 shall require that any adjustment be made effective as of or retroactively immediately following a record date, Company may elect to defer (but only for five (5) trading days following the filing of the statement referred to in Section 5.5) issuing to the Holder of any Convertible Notes converted after such record date the shares of Common Stock and other capital stock of Company issuable upon such conversion over and above the shares of Common Stock and other capital stock of Company issuable upon such conversion on the basis of the Conversion Price prior to adjustment; provided, however, that Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                           (e) All calculations under this Section 5.3 shall be made to the nearest cent or one-hundredth of a share or security, with one-half cent and 0.005 of a share, respectively, being rounded upward. Notwithstanding any other provision of this Section 5.3, Company shall not be required to make any adjustment of the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of such price. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such price. Any adjustments under this Section 5.3 shall be made successively whenever an event requiring such an adjustment occurs.

                           (f) In the event that at any time, as a result of an adjustment made pursuant to this Section 5.3, the Holder of any Convertible Note thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of Company other than shares of Common Stock into which the Convertible Notes originally were convertible, the Conversion Price of such other shares so receivable upon conversion of any such Convertible Note shall be subject to adjustment from time to tine in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Sections 5.3(a) through 5.3(e) hereof, and the provision of Sections 5.1 through 5.8 with respect to the Common Stock shall apply on like or similar terms to any such other shares and the determination of the board of directors as to any such adjustment shall be conclusive.

                           (g) No adjustment shall be made pursuant to this
         Section 5.3 (i) if the effect thereof would be to reduce the Conversion Price below the par value (if any) of the Common Stock or (ii) subject to Section 5.3(d) hereof, with respect to any Convertible Note that is converted prior to the time such adjustment otherwise would be made.

                  5.4 CONSOLIDATION, SALE OF ASSETS OR MERGER OF COMPANY. In case of either (a) any consolidation or merger to which Company is a party, other than a merger or consolidation in which Company is the surviving or continuing corporation and which does not result in a reclassification of, cancellation of or change (other than a change in par value or from par value to no par value or from no par value to par value, as a result of a subdivision or combination) in, outstanding shares of Common Stock or (b) any sale or conveyance of all or substantially all of the properties and assets of Company to another Person, then each Convertible Note then outstanding shall be convertible from and after such merger, consolidation, sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property (including cash) receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such Convertible Notes would have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5 (and assuming such holder of

Common Stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property (including cash) receivable upon such consolidation, merger, sale or conveyance (provided that, if the kind or amount of securities, cash or other property (including cash) receivable upon such consolidation, merger, sale or conveyance is not the same for each nonelecting share, then the kind and amount of securities, cash or other property (including cash) receivable upon such consolidation, merger, sale or conveyance for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares or securities)). Company shall not enter into any of the transactions referred to in Sections 5.4(a) or 5.4(b) unless effective provision shall be made so as to give effect to the provisions set forth in this Section 5.4. The provisions of this Section 5.4 shall apply similarly to successive consolidations, mergers, sales or conveyances.

                  5.5 NOTICE OF ADJUSTMENT OF CONVERSION PRICE. Whenever an adjustment in the Conversion Price with respect to Convertible Notes is required, Company shall compute the adjusted Conversion Price in accordance with
Section 5.4 and forthwith deliver to the Holder a certificate of the chief financial officer of Company, stating the adjusted Conversion Price determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment, such certificate to be conclusive evidence that the adjustment is correct.

                  5.6      NOTICE IN CERTAIN EVENTS.  In case:

                           (a) Company shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than exclusively in cash;

                           (b) Company shall authorize the granting to the holders of its Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights (other than grants to employees, officers or directors of Company pursuant to plans approved by the Board of Directors of Company);

                           (c) of any reclassification of the capital stock of Company (other than a subdivision or combination of its outstanding Common Stock), or of any consolidation or merger to which Company is a party and for which approval of any stockholders of Company is required, or of the sale or transfer of all or substantially all of the assets or properties of Company;

                           (d) of the voluntary or involuntary dissolution, liquidation or winding up of Company;

                           (e) Company or any Subsidiary shall commence a tender offer for all or a portion of Company's outstanding Common Stock (or shall amend any such tender offer);

                           (f) of a consolidation or merger to which Company is a party and for which approval of any stockholders of Company is required, or of the sale or conveyance to another Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act) of all or substantially all of the property and assets of Company; or

                           (g) of any action triggering an adjustment of the Conversion Price pursuant to this Article 5;

then, in each case, Company shall cause to be mailed, first class postage prepaid, to the Holders of record of applicable Convertible Notes, at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of any dividend distribution or grant of rights, options or warrants triggering an adjustment to the Conversion Price pursuant to this Article 5, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such dividend distribution, rights, options or warrants are to be determined, or (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, tender offer or winding up triggering an adjustment to the Conversion Price pursuant to this Article 5 is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, tender offer or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, cash or winding up.

                   Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 5.6.

                  5.7 COMPANY TO RESERVE STOCK. Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Convertible Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all applicable outstanding Convertible Notes into such Common Stock at any time (assuming that, at the time of the computation of such number of shares or Convertible Notes, all such Convertible Notes would be held by a single Holder); provided, however, that nothing contained herein shall preclude Company from satisfying its obligations in respect of the conversion of the Convertible Notes by delivery of purchased shares of Common Stock which are held in the treasury of Company. Company shall from time to time, in accordance with the laws of the State of Minnesota, use its best efforts to cause the authorized amount of the Common Stock to be increased if the aggregate of the authorized amount of the Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any such shares reserved for issuance in any other connection) shall not be sufficient to permit the conversion of all Convertible Notes.

                  5.8 TAXES ON CONVERSION. Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Convertible Notes pursuant hereto. Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or the portion, if any, of the Convertible Notes which are not so converted in a name other than that in which the Convertible Notes so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to Company the amount of such tax or has established to the satisfaction of Company that such tax has been paid.

                  5.9 CORPORATE ACTION REGARDING PAR VALUE OF COMMON STOCK. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Convertible Notes, Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.


                                   ARTICLE 60

                              ADDITIONAL AGREEMENTS

                  6.1 RESERVATION OF COMMON STOCK. From the date hereof until the Termination Date, Company shall reserve and shall refrain from issuing that number of shares of its Common Stock that are to be delivered upon conversion of the Convertible Notes and exercise of Warrants.

                  6.2 COMPLIANCE WITH LAWS. Company shall comply with all federal, state, local and foreign laws, rules and regulations applicable to it and to its property, assets and operations, including securities laws, rules and regulations, and any reports required to be filed thereunder, other than noncompliance which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  6.3 FURTHER ASSURANCES. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require or as may otherwise be necessary in order to effectuate the terms and purposes of this Agreement and the transactions contemplated hereby.

                  6.4 WARRANTS. If the Principal Amount of any Convertible Note and accrued but unpaid interest thereon is not repaid on or prior to the Maturity Date, Company shall deliver to Buyer a Warrant (exercisable up to September 30, 2004) to purchase an aggregate of 250,000 shares of Common Stock (as such number of shares may be adjusted, in substantially the manner set forth in the Warrant, for any reclassification, merger, subdivision, combination, dividend, offering, distribution or other issuance of Common Stock), in consideration of the extension of the maturity of such Convertible Note as set forth in Section 2.1 hereof.

                  6.5 SHAREHOLDER APPROVAL. Company shall use its best efforts to obtain approval from its shareholders for the issuance of all Note Shares which are or may become issuable hereunder or under the Convertible Notes, to the extent such approval is necessary to permit the admission of the Note Shares for quotation on the Nasdaq National Market. The Company shall seek approval from the shareholders at its next regularly scheduled shareholder meeting and in any event on or before December 31, 1999. If such shareholder approval is not obtained on or before the date (the "Approval Deadline") which is the earlier of December 31, 1999 and the date on which any of the Convertible Notes becomes convertible into Common Stock, then on and after the Approval Deadline (a) the rate of interest applicable to each Convertible Note shall be 18% and (b) two additional directors, each designated by Holders holding at least 50% of the then aggregate Principal Amount, shall be added to the Board of Directors of the Company.


                                   ARTICLE 70

             PREPAYMENT OF THE CONVERTIBLE NOTES; EVENTS OF DEFAULT

                  7.1 OPTIONAL PREPAYMENT BY COMPANY. Company may at any time on at least five (5) days' prior written notice to Buyer voluntarily prepay all or part of any or all Convertible Notes. Each notice of partial prepayment shall designate the Convertible Note to which such prepayment is to be applied.

                  7.2 MANDATORY PREPAYMENT BY COMPANY. Within two (2) business days after Company's receipt of any Excess Proceeds of Issuance of Stock or Indebtedness, Company shall make or cause to be made a mandatory prepayment of all Convertible Notes, pro rata in proportion to the Principal Amount of each Convertible Note, in an amount equal to one hundred percent (100%) of such Excess Proceeds of Issuance of Stock or Indebtedness.

                  7.3 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                           (a) Company (i) fails to make any payment of principal of, or interest on, or fees owing in respect of, any of the Convertible Notes when due and payable, or (ii) fails to pay or reimburse any Holder for any expense reimbursable hereunder or under any other Ancillary Agreement following Buyer's demand for such reimbursement or payment of expenses.

                           (b) Company shall fail or neglect to perform, keep or observe any of the covenants to be performed by Company under this Agreement or any of the Ancillary Agreements, unless such failure or neglect is cured within five (5) days of Buyer's giving notice to Company.

                           (c) A default or breach shall occur under any other agreement, document or instrument to which Company is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than Indebtedness with respect to the Convertible Notes) the outstanding principal amount of which exceeds $2,000,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, any such Indebtedness to become due prior to its stated maturity, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

                           (d) Any representation or warranty herein or in any Ancillary Agreement is untrue or incorrect in any material respect as of the date when made or deemed made.

                           (e) Any Change of Control shall occur.

                           (f) An involuntary case shall be commenced against Company and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable Requirements of Law; or the board of directors of Company (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                           (g) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or over all or a substantial part of the assets or properties of Company shall be entered; or an interim receiver, trustee or other custodian of Company or of all or a substantial part of the assets or properties of Company shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the assets or properties of Company shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty
         (60) days after entry, appointment or issuance; or the board of directors of Company (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                           (h) Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of the assets or properties of Company; or Company shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

                           (i) Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against Company or any of its assets or properties involving in any case an amount in excess of $2,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty
         (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

                           (j) Any order, judgment or decree shall be entered against Company decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Company shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

                  An Event of Default shall be deemed "continuing" with respect to any Convertible Note until cured or waived in writing by the Holder thereof.

                  7.4 REMEDIES. If any Event of Default shall have occurred and be continuing, Buyer may, (a) upon written notice to Company, declare all or any portion of the Convertible Notes to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Company; (b) terminate any obligation it may have to purchase Convertible Notes; and/or (c) exercise any other rights and remedies provided to Buyer under this Agreement or any of the Ancillary Agreements and/or at law or equity.

                  7.5 WAIVERS BY COMPANY. Except as otherwise provided for in this Agreement or by applicable law, Company waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of all commercial paper, contract rights, documents and instruments at any time held by any Holder on which Company may in any way be liable, and hereby ratifies and confirms whatever Buyer may do in this regard.

                                   ARTICLE 80

                                 INDEMNIFICATION

                  8.1 INDEMNIFICATION BY COMPANY. Company agrees to indemnify and hold harmless each Buyer Group Member from and against (a) any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) the breach of (A) any warranty made by Company herein, pursuant to any Ancillary Agreement or pursuant to any certificate of Company referred to herein or (B) any covenant made by Company herein or in any Ancillary Agreement, or (ii) the failure of Company to comply with, perform or observe any other term, provision or condition contained in this Agreement or in any Ancillary Agreement and (b) any reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals in connection therewith.

                  8.2 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless Company from and against (a) any and all Losses and Expenses incurred by Company in connection with or arising from (i) the breach of (A) any warranty made by Buyer herein or pursuant to any certificate of Buyer referred to herein or (B) any covenant made by Buyer herein, or (ii) the failure of Buyer (or any Buyer Group Member) to comply with, perform or observe any other term, provision or condition contained in this Agreement or in any Ancillary Agreement and (b) any reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals in connection therewith.

                  8.3 REMEDIES. The remedies of the parties provided for in this
Article 8 shall be cumulative and shall not preclude the assertion by any party of any other rights such party may have under this Agreement, any Ancillary Agreement, applicable law or otherwise.


                                   ARTICLE 90

                                   TERMINATION

                  9.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Termination Date:

                  (a)      by the mutual consent of Buyer and Company;

                  (b) by Buyer in the event of any material breach by Company of any of its agreements, representations or warranties contained herein and the failure of Company to cure such breach within seven days after receipt of notice from Buyer requesting such breach to be cured; or

                  (c) by Company in the event of any material breach by Buyer of any of its agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Company requesting such breach to be cured.

                  9.2 NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give notice of such termination to the other party to this Agreement.

                  9.3 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article 9, all further obligations of the parties under this Agreement (other than under Articles 5, 6, 7 and 8) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.


                                   ARTICLE 100

                               GENERAL PROVISIONS

                  10.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

                  10.2 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by each party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure or delay on the part of the parties or any of them in exercising any right, power or privilege hereunder, nor any course of dealing between the parties or any of them operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the parties or any of them would otherwise have. No notice to or demand on Company or any other party hereto shall in any case entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties or any of them to take any other or further action in any circumstances without notice or demand.

                  10.3     SUCCESSORS AND ASSIGNS.

                           (a) The rights of Company under this Agreement shall not be assignable except as provided herein. The rights of Buyer hereunder may be assigned at any time, without the consent of Company, conditioned on the assignee's assumption in writing of all of Buyer's obligations hereunder and the delivery by such assignee of a certificate containing representations and warranties similar to those made by Buyer herein.

                           (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  10.4 NOTICES. Unless otherwise specifically provided herein, all communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor; and in such case, shall be addressed as follows:

                  If to Buyer, to:

                  Pioneer Venture Fund, L.L.C.
                  2000 Pasadena Avenue
                  Los Angeles, CA 90031
                  Fax:  (323) 227-1437
                  Attention:  Benjamin Nazarian
                  with a copy to:

                  Sidley & Austin
                  555 West Fifth Street, 40th Floor
                  Los Angeles, CA 90013
                  Fax:  (213) 896-6600
                  Attention:  Moshe J. Kupietzky, Esq.

                  If to Company, to:

                  The TesseracT Group, Inc.
                  3800 West 80th Street, Suite 1400
                  Minneapolis, MN 55431
                  Fax:  (612) 837-8730
                  Attention:  John T. Golle

                  with a copy to:

                  Faegre & Benson
                  2200 Norwest Center
                  90 South Seventh Street
                  Minneapolis, MN 55402-3901
                  Fax:  (612) 336-3026
                  Attention:  Steven C. Kennedy, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

                  10.5 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one and the same instrument. All signatures need not be on the same counterpart.

                  10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                  10.7 SPECIFIC PERFORMANCE; INJUNCTION. Each of the parties hereto acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of such a breach hereof the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

                  10.8 SEVERABILITY. In the event that any portion of this Agreement shall be held to be invalid or unenforceable to any extent, such portion shall be enforced to the fullest lawful extent and the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. If any time period set forth herein is held by a court of competent jurisdiction to be unenforceable, a different time period that is determined by the court to be more reasonable shall replace the unenforceable time period.

                  10.9 SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

                            [Signature pages follow.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER:                              PIONEER VENTURE FUND, L.L.C.,
                                    A DELAWARE LIMITED LIABILITY COMPANY



                                    By:      ___________________________
                                             Name:
                                             Title:



COMPANY:                            THE TESSERACT GROUP, INC.,
                                    A MINNESOTA CORPORATION



                                    By:      ___________________________
                                             John T. Golle
                                             Chief Executive Officer


                                      S-1